EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into between Bio-Techne Corporation, a Minnesota corporation (“Bio-Techne”) and Steve Crouse (“Executive”).  Each of Bio-Techne and Executive may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Bio-Techne wishes to employ Executive under the terms and conditions set forth in this Agreement, and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, Bio-Techne and Executive agree as follows:

Article I

TERM OF EMPLOYMENT; DUTIES
1.1Employment and Term of Agreement. Effective March 1, 2026 (the “Start Date”), Bio-Techne agrees to employ or cause one of its subsidiaries to employ Executive and Executive hereby accepts such employment on the terms and conditions set forth in this Agreement.  Executive’s employment hereunder is at-will and either Bio-Techne or Executive may terminate this Agreement for any or no reason in accordance with Section 4.1.  The term of this Agreement (the “Term”) begins on the Start Date and ends on the date Executive’s employment with Bio-Techne terminates under Section 4.1.
1.2Position and Duties.  As of the Start Date, Executive shall be employed as the President – Diagnostics and Spatial Segment of Bio-Techne.  Executive shall report to the Chief Executive Officer of Bio-Techne or such individual(s) designated by the Chief Executive Officer of Bio-Techne, provided that Executive shall not report to an individual designated by the CEO before July 1, 2027.  During the Term, Executive agrees to devote Executive’s full business and professional time, energy, diligence and best efforts to the business and affairs of Bio-Techne and its subsidiaries (collectively, the “Company Group”) and to perform such services and duties in connection with the business and affairs of the Company Group (i) as are customarily incident to Executive’s position and (ii) as may reasonably be assigned or delegated to Executive from time to time by the Board of Directors of Bio-Techne (the “Board”) or Bio-Techne’s Chief Executive Officer.  During the Term, Executive will at all times comply with all policies and procedures of Bio-Techne and any other member of the Company Group to which Executive performs any services as in effect or as amended from time to time (including, without limitation,  Bio-Techne’s Code of Conduct, policies with regard to stock ownership by senior executives and policies regarding trading of securities).
1.3Location of Employment; Business Travel.  Executive shall render Executive’s services at the business office of Bio-Techne to which Executive is assigned, subject to any necessary travel.  Executive is assigned to the San Jose site. Executive will be required to travel

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domestically and internationally on such occasions as Executive’s duties for the Company Group may require.
1.4Exclusive Services.  During the Term, Executive shall be entitled to serve as a member of the board of directors of a reasonable number of civic, charitable, educational, religious, public interest or public service boards, and to manage Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.  Executive shall not, directly or indirectly, render any material services to any business, corporation or organization, whether for compensation or otherwise, and Executive shall not become a director of any for profit entity, without the prior written consent of the Board or any designated committee thereof, provided that such services are not for any business competitive with any product or services marketed or planned for marketing by the Company Group. Notwithstanding the foregoing, Executive may serve as a member of the Board of Directors for one for-profit entity, provided that such service is not for any business competitive with any product or services sold or marketed by Bio-Techne, including any Board on which Executive is a director as of Start Date.
Article II

COMPENSATION AND BENEFITS
2.1Base Salary.  During the Term, Bio-Techne will pay or cause another member of the Company Group to pay Executive a base salary at the gross annualized rate of $505,000 (such amount, as adjusted in accordance with this Section 2.1, is the “Base Salary”), payable in accordance with the usual payroll practices of Bio-Techne or the other member of the Company Group, as applicable. The Base Salary will be reviewed and adjusted by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time (but no less than annually after the first fiscal year following the Start Date) in its sole discretion. The Base Salary will be inclusive of all applicable income, Social Security and other taxes and charges that are required by law to be withheld by Bio-Techne or which Executive authorizes or otherwise are required to be deducted under any applicable compensation or benefit plan or arrangement.
2.2Management Incentive Plan. Executive shall be eligible to receive an annual cash bonus commensurate with Executive’s position and level in accordance with Bio-Techne’s Management Incentive Plan or its equivalent (the “Management Incentive Plan”). The Management Incentive Plan contemplates an annual cash bonus based on a percentage of Base Salary and the achievement of annual performance targets, both of which are established and approved by the Board or the Compensation Committee from time to time.  As of the Start Date, Executive’s target annual bonus shall be equal to 75% of Executive’s Base Salary, prorated to reflect the portion of the applicable performance period during which Executive was employed hereunder.  After receipt of Bio-Techne’s final audit report of the applicable fiscal year, the Board or the Compensation Committee will determine, in its sole discretion, the degree to which the annual performance targets have been achieved and calculate the portion of Executive’s annual cash bonus (if any) that will be paid. If earned, the annual cash bonus will be paid as soon as administratively practicable thereafter, but in no event later than would be permitted under the short-term deferral period defined by Section 409A (as amended from time to time, “Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

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Executive’s target bonus under the Management Incentive Plan will be reviewed and adjusted by the Board or the Compensation Committee from time to time (but no less than annually after the first fiscal year following the Start Date) in its sole discretion.
2.3Long-term Equity Awards. Executive will be eligible to participate in and receive periodic equity-based compensation awards commensurate with Executive’s position and level pursuant to any Bio-Techne equity-based compensation plan or program made available generally to executive officers; provided that the amount, timing and other terms of any future awards shall be determined by the Board or the Compensation Committee, in its sole discretion.
2.4Miscellaneous Benefits. Bio-Techne will provide Executive the following additional benefits:
(a)Reimbursement in accordance with Bio-Techne’s standard business expense reimbursement policies in effect from time to time for ordinary, necessary and reasonable out-of-pocket business expenses incurred by Executive in performing Executive’s duties for the Company Group so long as properly substantiated.
(b)Paid vacation in accordance with Bio-Techne’s vacation or paid time off policy as in effect from time to time for the most senior executive officers of Bio-Techne.  Notwithstanding the foregoing, Executive shall not be reimbursed for unused personal days or sick days upon Executive’s termination from employment regardless of the reason, whether voluntary or involuntary.
(c)Reimbursement for reasonable annual premium costs paid by Executive for Executive to have supplemental life insurance coverage in a maximum amount that when aggregated with the life insurance coverage provided to Executive under Bio-Techne’s benefit plans is three times Executive’s Base Salary or less.
(d)Reimbursement for reasonable annual premium costs paid by Executive for Executive to have supplemental long-term and short-term disability insurance coverage in a maximum amount that when aggregated with the disability insurance coverage provided to Executive under Bio-Techne’s benefit plans is 60% and 70%, respectively, of Executive’s Base Salary or less.
(e)Reimbursement for the reasonable cost of an annual physical examination at a location of Executive’s choice, so long as Executive provides proper documentation of the cost of such physical examination.
2.5Other Compensation and Benefits. In addition to the compensation and benefits provided to Executive in Sections 2.1 through 2.4 hereof, Executive will be entitled to participate in other employee compensation and benefit plans from time to time established by Bio-Techne and made available generally to all employees of Bio-Techne to the extent that Executive’s age, tenure and title make Executive eligible to receive those benefits. With regard to all insured benefits to be provided to Executive, benefits shall be subject to due application by Executive. Bio-Techne has no obligation to pay insured benefits directly, and such benefits are payable to Executive only by the insurers in accordance with their policies. Nothing in this Agreement is

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intended to or shall in any way restrict Bio-Techne’s right to amend, modify or terminate any of its benefits or benefit plans at any time.
2.6Recoupment. The incentive compensation payable to Executive under any plan or agreement, including, without limitation, the amounts payable pursuant to Sections 2.2 and 2.3 hereof, shall be subject to reduction, cancellation, forfeiture or recoupment as and to the extent required by the applicable provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated under such Acts), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by Bio-Techne pursuant to such law, regulation or listing requirement, including, without limitation, the Bio-Techne Corporation Amended and Restated Policy on Recoupment of Certain Executive Incentive Compensation.
Article III

INVENTIONS, PROPRIETARY INFORMATION AND SOLICITATION
3.1Definition of Confidential Information.  For the purpose of this Agreement, “Confidential Information” means any information not generally known and proprietary to the any or all members of the Company Group and includes, without limitation, the following: all information and data developed or acquired by Executive in the course of Executive’s employment with the Company Group; data or conclusions or opinions formed by Executive in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures or techniques pertaining to the business of the Company Group or any customer or supplier of any member of the Company Group; specifications for products or services; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; media; notes, memoranda and notebooks; and all other records or documents that are handled, seen or used by Executive in the course of employment. Confidential Information may be contained in the Company Group’s product designs, tolerances, tooling, marketing plans or proposals or customer lists, the particular needs requirements of customers and the identity of customers, and potential customers. Information shall be treated as Confidential Information irrespective of its source, and all information that is identified as being “confidential” or “trade secret” shall be presumed to be Confidential Information. Notwithstanding the foregoing, Confidential Information does not include any information that is (i) in the public domain or enters the public domain through no violation of obligations Executive owes to any member of the Company Group or violation by another person or entity of some other obligation to any member of the Company Group; (ii) disclosed to Executive other than as a result of Executive’s capacity as an employee of any member of the Company Group by a third party not subject to an obligation to maintain the information in confidence; or (iii) already known by Executive other than as a result of Executive’s past relationship with the Company Group (or its predecessors) and is evidenced by written documentation existing prior to such disclosure. Specific technical and business information shall not be deemed to be within the preceding exceptions merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.

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3.2Definition of Invention.  For purposes of this Agreement, the term “Invention” means ideas, discoveries and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of the Company Group’s present or future manufacturing, sales, research or other business activities, or investigations or reasonably foreseeable business interest of the Company Group during Executive’s employment.
3.3Disclosure and Use of Confidential Information.  During Executive’s employment with Bio-Techne and at all times following its termination for any or no reason, Executive shall hold in strictest confidence and will never, without prior written authorization of Bio-Techne or its legal counsel disclose, assign, transfer, convey, communicate or use any Confidential Information for Executive’s own or another’s benefit or permit the same to be used in competition with the Company Group, except (i) as may be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, (ii) as provided in Section 3.4 below or (iii) as is necessary in connection with any adversarial proceeding against any member of the Company Group.  In the case of clauses (i) and (iii), Executive will use Executive’s reasonable best efforts in cooperating with Bio-Techne in obtaining a protective order against disclosure by a court of competent jurisdiction.
3.4Exceptions.
(a)Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Executive from confidentially or otherwise (without informing Bio-Techne) (i) communicating or filing a charge or complaint with, participating in an investigation by or giving testimony or statements to any federal, state or local governmental agency or regulatory (including self-regulatory) entity including, without limitation, concerning alleged or suspected criminal conduct or unlawful employment practices; (ii) requesting or receiving confidential legal advice at Executive’s own expense; (iii) exercising any protected right to communicate about lawfully acquired compensation information or other working conditions; (iv) making any other disclosures that are protected under the whistleblower provisions of applicable federal law or regulations; (v) fully participating in any applicable federal whistleblower programs, including, without limitation, to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration; or (vi) receiving an award for providing information to any federal, state or local governmental agency or regulatory entity.  Executive acknowledges and agrees that, in connection with any disclosures consistent with Section 3.4(a)(i), (iv) or (v), Executive must and shall inform such agency or entity of the confidential nature of any Confidential Information that Executive provides.  Executive further acknowledges and agrees that notwithstanding anything in this Section 3.4 to the contrary, Executive is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to any member of the Company Group, as no member of the Company Group waives, and each member of the Company Group intends to preserve, such privileges.
(b)The U.S. Defend Trade Secrets Act of 2016 provides that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the

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purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement prohibits or creates liability for any such protected conduct.
3.5Non-Solicitation Obligations.  Executive acknowledges and agrees that in connection with the execution of this Agreement, Executive is being offered substantial benefits, including, without limitation, enhanced severance payments, which Executive would not otherwise be entitled to receive in the absence of signing this Agreement and agreeing to the restrictions contained herein. Therefore, Executive agrees that during the Term, Executive shall not plan, organize or engage in any business competitive with any product or services which Executive knows or should reasonably know are being marketed or planned for marketing by any member of the Company Group or conspire with others to do so. Executive further agrees:
(a)During the Term, Executive shall not induce, solicit or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication or otherwise) any customers or potential customers of the Company Group for the purpose of performing or providing or facilitating the performance of or provision of any services or products relating to, and competitive with, those offered by the Company Group.  Following the Termination Date (as defined below), Executive shall not use any Confidential Information to engage in any conduct that would have been prohibited under this Section 3.5(a) if the conduct had occurred during the Term.
(b)During the Term and for a period of one (1) year following the Termination Date, Executive shall not solicit or attempt to solicit (i) anyone who is then an employee of the Company Group or (ii) anyone who was an employee of the Company Group within the 12 months prior to the date of such conduct, in each case to resign from the Company Group or to apply for, or accept employment with, any other entity, business or enterprise.
3.6Proprietary Information and Inventions.  Executive may not remove any records, files, drawings, documents, models, equipment and the like relating to the business of the Company Group from the premises of any member of the Company Group without its written consent, unless such removal is in the furtherance of the  business of the Company Group, is in connection with Executive’s carrying out Executive’s duties under this Agreement, or as otherwise permitted under Section 3.4 above.  Executive shall promptly and fully disclose to Bio-Techne and will hold in trust for Bio-Techne’s sole right and benefit any Invention which Executive, during the Term, makes, conceives or reduces to practice or causes to be made, conceived or reduced to practice either alone or in conjunction with others that: (a) relates to any subject matter pertaining to Executive’s employment; (b) relates to or is directly or indirectly connected with the business, products, projects or Confidential Information of the Company Group; or (c) involves the use of any time, material or facility of the Company Group.  Executive hereby assigns to Bio-Techne all of Executive’s right, title and interest in and to all such Inventions and, upon Bio-Techne’s request, Executive shall execute, verify and deliver to Bio-Techne such documents, including, without

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limitation, assignments and applications for letters patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable Bio-Techne or another member of the Company Group to obtain the sole right, title and benefit to all such Inventions.  It is further agreed, and Executive is hereby notified, that the above agreement to assign Inventions to Bio-Techne does not apply to an Invention for which no equipment, supplies, facility or trade secrets of the Company Group was used, which was developed entirely on Executive’s own time and (x) which does not relate directly to the business of the Company Group, or to the actual or demonstrably anticipated research or development of the Company Group or (y) which does not result from any work performed by Executive for the Company Group.
3.7Return of Property. Promptly upon Bio-Techne’s demand or the termination of Executive’s employment by either Party for any or no reason, and subject to Section 3.4 above, Executive shall return to Bio-Techne all property of the Company Group that is known by Executive to be in Executive’s possession or control, including, without limitation, all work in progress, data, equipment, originals and copies of documents, files (whether in hardcopy or electronic format) and software, customer and supplier information and lists, financial information and all other materials, including, without limitation, all Confidential Information (collectively, “Property”). In addition, if Executive has used any personal computer, server, email system, cell or smart phones, tablets, electronic storage devices or services, or any similar electronic product or service to receive, store, review, prepare or transmit any Property, Executive agrees to provide Bio-Techne with a computer-useable copy of all such Property and, unless the information is subject to a litigation hold, permanently delete and expunge such information from those systems.  Executive also agrees to certify in writing to Bio-Techne compliance with the obligations herein within ten calendar days after any such demand or the Termination Date, whichever is earlier.
3.8Remedies.  The Parties acknowledge and agree that if Executive breaches any of the terms of this Article III, Bio-Techne, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The prevailing party in any such litigation shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred therein, but hereby specifically waives any right to a jury trial in connection with the recovery of, or attempt to recover, any attorneys’ fees, costs or expenses.
Article IV

TERMINATION OF EMPLOYMENT
4.1Events of Termination.  Notwithstanding any other provision of this Agreement to the contrary, Executive’s employment and the Term may be terminated as set forth in this Section 4.1.  The effective date of the termination of Executive’s employment with Bio-Techne and the end of the Term is the “Termination Date.”
(a)By Bio-Techne without Cause (as defined below) or by Executive other than for Good Reason (as defined below), in each case, upon not less than ninety (90) calendar days’ advance written notice to the other Party.  Bio-Techne may, in its discretion, require that Executive refrain from reporting to Company Group place(s) of business and

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from performing Executive’s duties or using Company Group property during some or all of the notice period.  Further, at any time during the notice period and subject to Code Section 409A, Bio-Techne may accelerate the Termination Date if it pays Executive an amount equal to the Base Salary which Executive would have earned or received, as applicable, during the period by which the notice period was reduced in accordance with Bio-Techne’s or its subsidiary’s, as applicable, normal payroll schedule, provided that Executive has fulfilled all obligations under this Agreement;
(b)Immediately upon Executive’s death;
(c)Upon Executive’s Disability (as defined below);
(d)By Bio-Techne for Cause immediately upon notice to Executive; or
(e)By Executive for Good Reason.
4.2Certain Definitions.  For purposes of this Agreement,
(a)“Cause” means a determination by the Board following reasonable inquiry that Executive has engaged in any of the following conduct:
(i)Habitual neglect of, or the willful or material failure to perform, Executive’s duties and responsibilities of employment hereunder (other than by reason of Disability);
(ii)Embezzlement, misappropriation, breach of fiduciary duty or any act of theft or fraud;
(iii)Commission of acts that can be charged as a felony, whether or not committed during the Term or in the course of employment hereunder;
(iv)Dishonesty in dealings with the Company Group or any of its vendors, suppliers, customers or employees;
(v)Use or misuse of any controlled substance, illegal or narcotic drug without a prescription or use of alcohol in a manner, regardless of time or place, which either adversely affects Executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne;
(vi)Gross negligence or willful misconduct in a manner materially adverse to the best interests of Bio-Techne;
(vii)Material violation of the written policies of Bio-Techne (including, without limitation, Bio-Techne’s Code of Ethics and Business Conduct, as in effect from time to time) or of Bio-Techne’s Bylaws, or

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(viii)Breach of a material obligation of Executive to Bio-Techne pursuant to this Agreement or any award or other agreement between Bio-Techne and Executive.

Notwithstanding the foregoing, Bio-Techne shall not terminate Executive’s employment for Cause pursuant to clause (i),(v), (vii) or (viii) unless Bio-Techne first gives Executive notice of, and thirty (30) calendar days to cure, any such grounds for termination (provided that no such notice and cure opportunity shall be required as to any such grounds that are not reasonably capable of being cured under the circumstances).

(b)“Disability” means Executive’s inability to perform the essential functions of Executive’s position, with (to the extent required by applicable law) or without reasonable accommodation, for (i) ninety (90) consecutive calendar days, or (ii) one hundred twenty (120) calendar days whether consecutive or not in any one hundred eighty (180) day period (in each case, except as otherwise provided by applicable law), as determined in good faith by the Board or the Compensation Committee upon consultation with a physician selected by the Board or the Compensation Committee in its discretion.  Executive hereby agrees to submit to up to two reasonable medical examination(s) as may be recommended by the Board or the Compensation Committee for the purpose of determining the existence or absence of Disability.
(c)“Good Reason” means the occurrence of any one or more of the following events without the written consent of Executive; provided, however, that such event shall not constitute “Good Reason” unless (x) Executive provides written notice to Bio-Techne within thirty (30) calendar days after Executive first becomes aware, or reasonably should have become aware, of the occurrence of such event, specifically describing such event, (y) Bio-Techne fails to remedy such event within thirty (30) calendar days after receipt of such notice and (z) Executive terminates Executive’s employment within thirty (30) calendar days after the expiration of the cure period:
(i)A material adverse change in Executive’s duties and responsibilities in the aggregate, including a change in reporting responsibility which materially diminishes Executive’s responsibility, authority or level;
(ii)A material reduction in Executive’s Base Salary or annual bonus opportunity, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company ;
(iii)A requirement imposed on Executive that results in Executive being based, on a permanent basis, at a location that is outside a fifty (50) mile radius of the Bio-Techne site(s) where Executive is assigned; or
(iv)A material breach of this Agreement by Bio-Techne.

For clarity, termination of Executive’s employment for “Good Reason” shall not include Executive’s termination as a result of death, Disability or Executive’s retirement. Further, “Good Reason” shall not include any change to Bio-Techne’s operating segments provided that Executive remains President of a segment following any such change.

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4.3Resignation from All Positions.  Any termination of Executive’s employment shall automatically constitute Executive’s resignation from any and all officer and director positions that Executive then holds with any subsidiary of Bio-Techne as of the Termination Date.
Article V

TERMINATION BENEFITS
5.1Accrued Obligations.  Bio-Techne will pay Executive the following amounts upon a termination by either Party for any or no reason (such amounts, the “Accrued Obligations”):  (a) any earned and unpaid Base Salary through the Termination Date; (b) benefits to which Executive is entitled under the terms of, and in accordance with, any applicable benefit plan or program of Bio-Techne; and (c) any incurred but unreimbursed business expenses payable pursuant to this Agreement or in accordance with Bio-Techne’s applicable policy(ies).  Amounts payable under subsections (a) through (c) of this Section 5.1 shall be payable on the earlier of the next regularly scheduled Company payroll date following the Termination Date or as required under applicable law.
5.2Termination Without Cause or Resignation for Good Reason. Except as provided in Section 5.3, upon (i) a termination of Executive’s employment by Bio-Techne for a reason other than Cause, but not including a termination due to Executive’s death or Disability, or (ii) Executive’s resignation for Good Reason, Executive will receive the following payments:
(a)an amount equal to Executive’s Base Salary as of immediately prior to the Termination Date (but not any cash or incentive bonus), payable to Executive on Bio-Techne’s regular payroll dates over the course of a one-year period beginning after expiration of any applicable rescission periods set forth in the Release (as defined below), but in no event later than sixty (60) calendar days following the Termination Date;
(b)a prorated annual bonus for the annual performance period during which the Termination Date occurs equal to the amount of the annual bonus that would have been payable if Executive’s employment had continued until the date on which annual bonuses for such performance period are payable to similarly situated employees of Bio-Techne, multiplied by a fraction, the numerator of which is the number of calendar days in such performance period during which Executive was employed and the denominator of which is 365, and payable at the same time that annual bonuses are payable to similarly situated employees of Bio-Techne (but in no event later than would be permitted under the short-term deferral period defined by Code Section 409A); and
(c)continued payment by Bio-Techne of the employer portion of the premiums for the health, dental and vision coverage Executive was receiving under Bio-Techne’s group health, dental and vision plans as of the Termination Date for one (1) year (the payments in clauses (a), (b) and (c) hereinafter referred to as the “Termination Severance Payments”);

provided, however, that Executive shall be entitled to the Termination Severance Payments set forth in this Section 5.2 only if Executive first executes and does not revoke, and fully complies with, a separation agreement prepared by Bio-Techne (to be provided to Executive no later than

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seven (7) calendar days after the Termination Date) containing a comprehensive release of claims against each member of the Company Group and their respective representatives, and certain other persons and entities, and containing certain other provisions (the “Release”), and such Release becomes effective no later than sixty (60) calendar days following the Termination Date in accordance with its terms.

Notwithstanding the foregoing, if Bio-Techne determines, in its sole discretion, that payment of the COBRA premiums under this Section 5.2 would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect, then in lieu of paying the COBRA premiums, Bio-Techne may instead elect to pay Executive, on the first day of each month, a fully taxable cash payment equal to the employer portion of the COBRA premiums for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which Executive is entitled to receive payment of COBRA premiums under this Section 5.2. Executive may, but will not be obligated to, use the Special Severance Payment toward the cost of COBRA premiums.

5.3Payment Upon Termination for Change in Control. If there is a Change in Control (as defined below) and Executive either resigns for Good Reason or Executive’s employment is terminated by Bio-Techne or its successor without Cause (not including a termination due to Executive’s death or Disability), and in either case such termination occurs upon the consummation of such Change in Control or within one (1) year thereafter, then in lieu of the severance benefits described in Section 5.2, Executive will receive the following:
(a)payment equal to one (1) year of Executive’s Base Salary as of immediately prior to the Change in Control or the Termination Date, whichever is greater, payable in a lump sum within sixty (60) calendar days after the Termination Date; provided, however, if the Change in Control is not a “change in control event” under Code Section 409A, then the amount payable under this Section 5.3(a) shall be paid at the same time as specified in Section 5.2(a) to the extent required to comply with Code Section 409A;
(b)payment equal to the prorated value of the greater of: (i) the target bonus for the fiscal year in which the Termination Date occurs and (ii) the target bonus for the fiscal year in which the Change in Control occurs, if different, payable in a lump sum within sixty (60) calendar days after the Termination Date;
(c)the automatic acceleration of any vesting requirements of the equity awards granted to Executive by Bio-Techne during the Term, with any performance objectives applicable to performance-based equity awards deemed achieved at the maximum level; and
(d)continued payment by Bio-Techne of the employer portion of the premiums for the health, dental and vision coverage Executive was receiving under Bio-Techne’s group health, dental and vision plans as of the Termination Date for one (1) year. Notwithstanding the foregoing, if Bio-Techne determines, in its sole discretion, that payment of the COBRA premiums under this Section 5.3 would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute

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or regulation of similar effect, payment of the COBRA benefits will be made as a Special Severance Payment as provided in Section 5.2 above.

The payments and benefits described in Section 5.3(a) through (d) above are hereinafter referred to as the “CIC Severance Payment.”  However, Executive shall be entitled to the CIC Severance Payment set forth in this Section 5.3 only if Executive executes and does not rescind, and fully complies with, the Release and such Release becomes effective no later than sixty (60) calendar days after the Termination Date in accordance with its terms.

(e)For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events described in clauses (i) through (iii) below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of or to have acquired “Ownership” of securities if such person, entity or group, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(i)Any person, entity or group becomes the Owner, directly or indirectly, of securities of Bio-Techne representing more than fifty percent (50%) of the combined voting power of Bio-Techne’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Bio-Techne by an investor, any affiliate thereof or any other person, entity or group from Bio-Techne in a transaction or series of related transactions the primary purpose of which is to obtain financing for Bio-Techne through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Bio-Techne reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Bio-Techne, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Bio-Techne and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Bio-Techne immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case

Executive Employment Agreement (1/2026)

in substantially the same proportions as their Ownership of the outstanding voting securities of Bio-Techne immediately prior to such transaction; or
(iii)There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of Bio-Techne and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of Bio-Techne and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Bio-Techne in substantially the same proportions as their Ownership of the outstanding voting securities of Bio-Techne immediately prior to such sale, lease, license or other disposition (for purposes of this Section 5.3(e)(iii), “gross value” means the value of the assets of Bio-Techne or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Bio-Techne. To the extent required, the determination of whether a Change in Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.4Change in Control Following Retirement.  If there is a “change in control event” under Code Section 409A following Executive’s Retirement (as defined below), the vesting of any unvested portion of any equity grants to Executive that have not expired, terminated or been forfeited by their terms shall be automatically accelerated upon consummation of such “change in control event,” to the extent permitted under Code Section 409A, with any performance objectives applicable to performance-based equity awards deemed achieved at the maximum level.  For purposes of this Agreement, “Retirement” means termination of employment by Executive for any reason other than for Cause on or after Executive reached the age of 55 and has completed at least five (5) years of continuous service with the Company Group; provided that Executive shall be credited with continuous service only for periods during which Executive regularly worked twenty (20) or more hours per week.
5.5Termination Due to Disability.  Upon a termination of Executive’s employment by Bio-Techne due to Executive’s Disability, Executive shall receive a prorated annual bonus for the annual performance period during which the Termination Date occurs equal to the amount of the annual bonus that would have been payable if Executive’s employment had continued until the date on which annual bonuses for such performance period are payable to similarly situated employees of Bio-Techne, multiplied by a fraction, the numerator of which is the number of calendar days in such performance period during which Executive was employed and the denominator of which is 365, and payable at the same time that annual bonuses are payable to similarly situated employees of Bio-Techne (but in no event later than would be permitted under the short-term deferral period defined by Code Section 409A).
5.6Offsets. All payments made to Executive pursuant to Section 5.1, 5.2, 5.3 or 5.4 will be reduced by amounts owed to Bio-Techne by Executive for any amounts advanced or

Executive Employment Agreement (1/2026)

misappropriated. Such offset will be made in the manner permitted by and will be subject to the limitations of all applicable laws, including, without limitation, Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.
5.7No Other Payments. Except as provided in Section 5.1, 5.2, 5.3 and 5.4, including, without limitation, if Executive is terminated for Cause or voluntarily terminates Executive’s employment at any time without Good Reason, Executive will not be entitled to any compensation or benefits other than the Accrued Obligations, regardless of any claim by Executive for compensation, salary, bonus, severance benefits or other payments.
Article VI

ARBITRATION
6.1Arbitration. Any dispute arising out of or relating to (a) this Agreement or the alleged breach of it, or the making of this Agreement, including, without limitation, claims of fraud in the inducement, or (b) Executive’s application or candidacy for employment, employment or termination of employment with Bio-Techne or any other member of the Company Group including, without limitation, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing Parties in a good faith effort to arrive at a mutual settlement of any such dispute. If, notwithstanding the Parties’ good faith efforts, such dispute cannot be resolved within forty-five (45) calendar days of a Party’s first written notification to the other Party of the existence and basis for the dispute, such dispute shall be resolved by binding arbitration.  The Parties shall have sixty (75) calendar days following the receipt of the first written notice of a dispute by either Party to mutually agree on an arbitrator for such dispute. The arbitrator shall be a retired state or federal judge or an attorney who has practiced employment law for at least twenty (20) years.  If the Parties cannot agree on an arbitrator within the period designated for arbitrator selection, then any Party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the Employment/Workplace Arbitration Rules and Mediation Procedures of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Minnesota could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees, including, without limitation, the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. The arbitrator will have the ability to rule on pre-hearing motions, including the ability to rule on a motion for summary judgment or other dispositive motion. The arbitrator will issue a reasoned written decision explaining the factual and legal reasons for the award. Unless otherwise agreed by the Parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker’s compensation claims, claims for unemployment compensation, claims solely to the extent they are governed by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act or any injunctive or other relief to which Bio-Techne may be entitled in accordance with Section 3 above (the “Excluded Claims”). In the event that

Executive Employment Agreement (1/2026)

Executive intends to bring multiple claims, and elects to bring any Excluded Claims in court, all other claims, aside from such Excluded Claims, will remain subject to mandatory arbitration pursuant to this Agreement.  This Article VI will be governed by the Federal Arbitration Act (“FAA”).  The arbitrator’s award will be a final, binding and exclusive determination of the Parties’ dispute. The arbitrator’s award will not be subject to review or appeal, except as provided by the FAA. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
Article VII

MISCELLANEOUS PROVISIONS
7.1Prior Agreements. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained in it and supersedes all prior or contemporaneous negotiations, agreements or understandings between the Parties, whether written or oral, with respect to such subject matter; provided, however, that subject to Section 3.4 above, nothing in this Section 7.1 or this Agreement shall (a) limit, restrict or supersede any fiduciary, statutory, tort or other non-contractual obligations of Executive to any member of the Company Group (including, without limitation, under any applicable trade secrets laws), or any obligations of Executive under any Code of Conduct or other applicable rule or policy of any member of the Company Group, or (b) any obligations (including, without limitation, with respect to non-competition, non-solicitation, intellectual property, confidentiality, forfeiture, repayment or recoupment) that Executive has or may have pursuant to any compensation or benefit plan or policy of any member of the Company Group or any award or agreement thereunder (including, without limitation, pursuant to any long-term or other equity or cash incentive plan), all of which shall continue in full force and effect in accordance with their respective terms.
7.2Survival.  Article III through Article VII of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Term or Executive’s employment.
7.3Binding Effect. A breach by any member of the Company Group of any other agreement or instrument between such member of the Company Group and Executive will not excuse or waive Executive’s performance under, or compliance with, this Agreement.
7.4Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles that would require the application of any other law.
7.5Successors and Assigns. This Agreement is personal to Executive, and Executive may not assign or transfer any part of Executive’s rights or obligations hereunder, or any compensation due to Executive hereunder, to any other person. This Agreement may be assigned by Bio-Techne or any of its assigns, and Executive expressly consents to the assignment of any and all obligations of Executive under this Agreement. This Agreement is binding on any successors or assigns of Bio-Techne. In the event of Executive’s death or Disability, this Agreement shall be enforceable by Executive’s estate, executors or legal representatives.

Executive Employment Agreement (1/2026)

7.6Section Headings. The section headings used in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions of this Agreement.
7.7No Conflicting Obligations. Executive represents and warrants to Bio-Techne that Executive is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit or impair in any way the performance by Executive of Executive’s obligations hereunder. If Executive possesses any information that Executive knows or should know is considered by any third party, such as a former employer of Executive to be confidential, trade secret or otherwise proprietary, Executive shall not disclose such information to any member of the Company Group or use such information to benefit any member of the Company Group in any way. Prior to the effective date of this Agreement, the Executive has, to the extent applicable, returned all confidential information to Executive’s former employers and provided to Bio-Techne copies of all restrictive covenants (e.g., non-solicitation and non-competition agreements) to which Executive is a party in order to ensure Executive’s compliance with this Section 7.7.
7.8Amendment and Waiver. Except as provided in Section 7.9 below, the provisions of this Agreement may be amended, modified, terminated or waived only with the prior written consent of Bio-Techne and Executive, and the failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
7.9Modification; Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but in the event that any provision hereof is held invalid or unenforceable by an arbitrator or court of competent jurisdiction, Bio-Techne and Executive agree that that part should modified by the arbitrator or court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.
7.10Code Section 409A.
(a)Notwithstanding any other provision of this Agreement to the contrary, this Agreement is intended to comply with the requirements of Code Section 409A.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Code Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of Code Section 409A, each payment to Executive under this Agreement shall be considered a separate payment. The Parties agree that this Agreement will be read or amended (as determined by Bio-Techne in its sole discretion) to the extent necessary to be exempt from or comply with Code Section 409A, and the notices and other guidance of general applicability issued thereunder. In no event may Executive, directly or indirectly, designate the calendar year of payment.

Executive Employment Agreement (1/2026)

(b)All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and Bio-Techne determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment (or, if earlier, the date of Executive’s death), but only to the extent such delay is required for compliance with Code Section 409A.
(d)Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the period to consider and rescind the Release overlaps two taxable years, then the amounts subject to such Release shall be paid in the later of the two taxable years to the extent required to comply with Code Section 409A.
7.11Notices. All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (A) upon personal delivery to the Party to be notified; (B) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (C) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses set forth below, or addresses as subsequently modified by written notice given in accordance with this Section 7.11:
(a)If to Bio-Techne:Bio-Techne Corporation614 McKinley Place Northeast
Minneapolis, MN 55413

Attention: General Counsel

(b)If to Executive:at Executive’s home address as it then appears on the records of Bio-Techne, it being the duty of Executive to keep Bio-Techne informed of Executive’s current home address at all times.
7.12Construction and Interpretation. The Parties agree that the terms and provisions of this Agreement embody their mutual intent, each Party has had the opportunity to negotiate its provisions and contribute to its drafting and therefore, this Agreement is not to be construed more liberally in favor of, or more strictly against, either Party.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise

Executive Employment Agreement (1/2026)

indicated.  The words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement, and the word “or” is not exclusive.
7.13Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted (e.g., by facsimile or .pdf) signed copies of this Agreement shall be deemed to be original signed versions of this Agreement.
7.14Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Executive and any member of the Company Group (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 7.14, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (a) in full or (b) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and Bio-Techne otherwise agree in writing, any determination required under this Section 7.14 shall be made in writing by Bio-Techne’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Executive and Bio-Techne for all purposes. For purposes of making the calculations required by this Section 7.14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and Bio-Techne shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.14. The Accountants will provide their calculations, together with detailed supporting documentation, to Bio-Techne and Executive as soon as practicable following their engagement pursuant to this Agreement. If a reduction in Payments is required by this provision and none of the Payments constitute “non-qualified deferred compensation” subject to Code Section 409A, then the reduction will occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes “non-qualified deferred compensation” subject to Code Section 409A or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner that has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.
7.15Withholding.  All payments and benefits under this Agreement are subject to withholding for all applicable income, Social Security and other taxes and charges that are required by law to be withheld by Bio-Techne or under any applicable compensation or benefit plan or arrangement.
7.16Consultation with Attorney; Voluntary Agreement.  Executive acknowledges and agrees that Bio-Techne has advised Executive to consult with an attorney of Executive’s choosing

Executive Employment Agreement (1/2026)

prior to signing this Agreement.  Executive understands and agrees that Executive voluntarily and knowingly agrees to waive the application of Sections 925(a)-(d) of the California Labor Code and assents to the application of Section 925(e) of the California Labor Code, which provides that “an employee who is in fact individually represented by legal counsel in negotiating the terms of an agreement” may “designate either the venue or forum in which a controversy arising from the employment contract may be adjudicated or the choice of law to be applied.”  Executive agrees and acknowledges that Executive was independently and individually represented by legal counsel of Executive’s choosing, in the negotiation of this Agreement and that Executive and Executive’s counsel specifically reviewed and hereby irrevocably agree to the application of the law of the State of Minnesota and arbitration and venue, forum and jurisdiction provisions set forth in Articles VI and VII of this Agreement.  Executive further represents that Executive has read this Agreement, understands its terms, and enters into this Agreement freely, voluntarily, and without coercion.  Executive and Bio-Techne stipulate that Bio-Techne and the Company Group are relying upon these representations and warranties in entering into this Agreement.

(Signatures follow on the next page(s).)

Executive Employment Agreement (1/2026)

THE PARTIES HAVE executed this Agreement in the manner appropriate to each as of the dates set forth below.

BIO-TECHNE CORPORATION

By: /s/ Julie Bushman  February 10, 2026
Julie Bushman, Chair, Compensation Committee of
the Board of Directors

EXECUTIVE

/s/ Steve Crouse  February 10, 2026
STEVE CROUSE

Executive Employment Agreement (1/2026)